Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces First Quarter 2007 Financial Results

NASSAU, THE BAHAMAS, April 25, 2007 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the first quarter ended March 31, 2007.

Financial Results

Steiner Leisure's revenues for the first quarter ended March 31, 2007 rose 18.4% to $123.7 million from $104.5 million during the comparable quarter in 2006. Income from continuing operations, before discontinued operations for the first quarter, was $10.8 million compared with $10.6 million for the same quarter in 2006. The income from continuing operations for the first quarter of 2006 included $440,000 of insurance proceeds received related to the Tsunami that hit various Asian regions in December 2004 and damaged most of our operations in the Maldive Islands.

Earnings per share before discontinued operations for the first quarter ended March 31, 2007 was $0.62 per share, compared with $0.59 per share for the comparable quarter in 2006. The earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "We are pleased with our first quarter results. Most of the key elements of our businesses performed well."

Corporate Overview

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 130 cruise ships, and in 54 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at timetospa.com.

Steiner Leisure owns and operates four post secondary schools (comprised of a total of 14 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; and Westminster and Aurora, Colorado. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

Conference Call

The Company will be holding a conference call at 11:00 am (EST) on Thursday, April 26, 2007. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". This call is available for replay from Thursday, April 26, 2007 (approximately 3 hours after the call takes place) until Saturday, May 5, 2007 at approximately 5:00 pm. You may reach it by dialing (203) 369-1075 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ in thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 31,
	2007(1)	2006
Revenues:
Services	$84,247	$70,946
Products	39,490	33,603
Total revenues	123,737	104,549

Cost of Sales:
Cost of services	67,487	56,503
Cost of products	27,754	24,377
Total cost of sales	95,241	80,880
Gross profit	28,496	23,669

Operating Expenses:
Administrative	7,862	5,795
Salary and payroll taxes	9,285	7,355
Total operating expenses	17,147	13,150
Income from continuing operations	11,349	10,519

Other Income (Expense):
Interest expense	(44)	(12)
Other income	569	925
Total other income (expense)	525	913

Income from continuing operations before provision for income taxes and discontinued operations	11,874	11,432

Provision for income taxes	1,095	851

Income from continuing operations before discontinued operations	10,779	10,581

Income from discontinued operations, net of taxes	--	225

Net income	$10,779	$10,806

Income per share-Basic:
Income before discontinued operations	$0.63	$0.61
Income from discontinued operations	--	0.01
	$0.63	$0.62

Income per share-Diluted (2):
Income before discontinued operations	$0.62	$0.59
Income from discontinued operations	--	0.01
	$0.62	$0.60
Weighted average shares outstanding:
Basic	17,023	17,370
Diluted	17,387	17,959

Notes:

  Includes post acquisition results of Utah College of Massage Therapy ("UCMT") and an affiliate which were acquired on April 3, 2006.
  Considers the impact of stock options outstanding of a subsidiary's common stock of $42,000 and $13,000 as of March 31, 2007 and 2006, respectively.

STATISTICS

	First Quarter Ended (Unaudited)
	March 31,
	2007	2006

Average number of ships served[1]:	125	116
Spa	92	83
Non-Spa	33	33

Average total number of staff on ships served:	1,938	1,695
Spa	1,695	1,465
Non-Spa	243	230

Revenue per staff per day[2]:	$455	$460
Spa	$475	$483
Non-Spa	$317	$311

Average weekly revenues:	$49,443	$47,128
Spa	$61,525	$59,957
Non-Spa	$16,207	$15,120

Average number of land based spas served[3]	55	55

Average weekly land based spas revenues	$26,484	$27,869

Total schools revenues[4,5]	$11,943,000	$5,108,000

Total wholesale and retail product revenues	$13,875,000	$9,559,000

_____________

1 Average number of ships served reflects the fact that during the periods ships were in and out of service and, accordingly, the number of ships served during the periods varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened and closed and, accordingly, the number of spas served during the period varied.

4 Includes $80,000 and $169,000 for the three months ended March 31, 2007 and 2006, respectively, relating to the Steiner training school near London, England.

5 Includes post acquisition results of UCMT, which was acquired on April 3, 2006.